Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Second Quarter 2007 Financial Results
PORTLAND, Oregon, August 14, 2007 (PR Newswire) – TRM Corporation (NASDAQ: TRMM) today announced second quarter 2007 financial results. The Company intends to file its Form 10-Q today.
Richard Stern, President and CEO of TRM Corporation, stated “Our second quarter results demonstrate several improvements as a result of our restructuring efforts. Compared to the first quarter of 2007, we achieved a forty basis points gross margin expansion to 31.8% and we drove down our selling, general and administrative costs by 18.9%. In addition, we cut our quarterly operating loss in half. While I am pleased that the work we are doing is starting to produce results, we are by no means satisfied and will continue to work diligently to further enhance the performance of our ATM estate and rationalize our overall cost structure.”

($ in Millions)	Q2 2007	Q1 2007	% Change

Sales	23.5	22.9	2.6%
Discounts	14.7	14.3	2.8%
Net Sales	8.8	8.6	2.3%
Gross Profit	2.8	2.7	3.7%
Gross Margin (% net sales)	31.8%	31.4%
Selling, General & Administrative	4.3	5.3	(18.9%)
Restructuring Charges	-	1.0
Equipment Write-Offs	0.02	-
Operating Loss	(1.6)	(3.5)
Net Loss	(2.2)	(2.2)

Adjusted EBITDA	(1.29)	(2.86)

EBITDA is a non-GAAP term. Please refer to the attached reconciliation between our GAAP net income and EBITDA.
Financial Results for Second Quarter Ended June 30, 2007
In the second quarter of 2007, gross sales increased to $23.5 million from $22.9 million in the first quarter of 2007, and net sales increased to $8.8 million from $8.6 million in the first quarter of 2007. Revenue performance reflects improving revenue per machine, owing in part to an increase in average withdrawal transactions per ATM. The average number of transacting ATMs was 10,473 during the second quarter of 2007 compared to an average of 10,808 during the first quarter of 2007. The Company expects the number of ATMs will continue to decrease during the remainder of 2007 unless the Company executes on its previously announced desire to seek acquisition-led growth.
Second quarter 2007 net sales performance also reflects higher than anticipated placement of new ATMs. To date, the Company has added 1,093 new ATM units since the beginning of the year, including 531 in the second quarter of 2007. Driving this performance was the addition of 128 full placement units. Full placement units traditionally generate a higher gross margin per unit than merchant-owned ATMs.
Mr. Stern added, “I am pleased to note that our efforts to improve the performance of our ATM portfolio have been successful through the first six months of the year. While attrition is an ongoing issue that we are aggressively addressing, we are consistently adding new, higher margin units in more desirable locations. Moreover, some of our attrition is related to self imposed reductions of lower transacting machines. By removing these low performing units, we are actually improving our bottom line.”
Cost of sales in the second quarter of 2007 increased 1.7% to $6.0 million from $5.9 million in the first quarter of 2007. Part of this increase is attributable to the transition from an in-house service department to a fully outsourced model. There was some overlap in costs as the Company continued to reduce its service technicians and began engaging outsourced technicians to perform certain functions. The Company anticipates that these costs will be reduced in the remainder of the year. The Company also recognized a 7% decline in the cost of cash during the second quarter. This was attributable to the previously announced 40 basis point reduction in the spread to current interest rates, which began in May. Although lower than in the first quarter, freight and shipping charges in the second quarter were atypically high due to the closures of TRM storage and service centers.
In the second quarter of 2007, the Company saw a slight improvement in gross profit margin which it expects to increase even further in the second half of the year. The Company expects the benefits of a newly negotiated armored car contract to positively impact results. Once fully implemented, the cost savings associated with this new agreement should produce between $500,000 and $700,000 of savings annually
In the second quarter of 2007, selling, general and administrative expense decreased 18.9% to $4.3 million from $5.3 million in the first quarter of 2007. The majority of these cost savings were in the areas of wages and salaries, telecommunications, accounting services and professional services. By the end of the third quarter, the Company expects to achieve the full benefit of its employee restructuring and will achieve additional telephone and accounting cost savings.
As a result of the Company’s cost reductions, operating loss improved by 55 percent, or by $1.9 million in the second quarter of 2007 to ($1.6 million) from ($3.5 million) in the first quarter of 2007. Second quarter operating loss included a one time $175,000 payment in satisfaction of a litigation claim.

Results in the second quarter of 2007 include a $24,000 loss on early extinguishment of debt as well as a $280,000 loss from discontinued operations, both related to the sale of the Canadian photocopy business.
In the second quarter of 2007, the Company reported a net loss of $2.2 million.
Michael Dolan, Chief Financial Officer of the Company, stated “In the first two quarters of this year we exhibited sequential improvement in our operating results, and this is especially the case considering the first quarter benefited from $5.5 million in income from discontinued operations. As we move through the second part of the year, we anticipate our financial results will continue to improve sequentially, reflecting the ongoing effects of our restructuring effort.”
Balance Sheet
The Company had cash and cash equivalents of $3.2 million at June 30, 2007, compared to $4.8 million at December 31, 2006. The Company currently has $1.9 million of term loans outstanding.
As of August 14, 2007, the Company’s restricted cash position has improved as approximately $300,000 of restricted cash used to collateralize letters of credit, became unrestricted. We have also received $707,000 in additional cash from our sale of the Canadian ATM business due to a release of escrowed funds previously held back for warranty claims and resolution of a Canadian tax issue.
Regarding potential acquisitions, we continue to explore strategic opportunities and we hope to have something positive to say in the coming weeks.
Update on Restructuring Efforts
As a result of the Company’s restructuring efforts, the Company anticipates the following cost savings throughout the remainder of the year:
•	The Company expects that continued diligence in reducing telecommunications costs will achieve the previously announced $500,000 of annual cost savings.

•
The Company has reduced cash management cost per machine per month from $230 in the third quarter of 2006 to approximately $181 as of the date of this release. This improvement reflects the Company’s efforts to increase per unit efficiencies as well as the 40 basis point reduction in the spread to current interest rates, which took effect in May 2007. The Company continues to believe that this reduction will result in approximately $280,000 of cost savings per year.

•
The Company has executed a new agreement with a national provider that will reduce the cost of delivering cash to ATMs, which is currently between $105-$110 per machine per month. The annual savings from this new agreement, once fully implemented, are expected to be $500,000-$700,000 annually.

•	Freight and shipping costs, ATM processing fees, and wages and service costs are all expected to be reduced from now through the end of 2007, as the Company completes its restructuring plan.

Recent Events and Announcements
On July 24, 2007 the Company expanded its contract with The Pantry to include 80 new ATM units in the northeast United States.
On June 18, 2007 the Company was recently awarded an ATM processing contract with Dade County Municipal Building. As part of the contract, TRM Corporation will provide processing to 13 units.
About TRM Corporation
The Company is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2007 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	6-30-06	3-31-07	6-30-07	6-30-06	6-30-07

Sales	$27,552	$22,899	$23,546	$57,069	$46,445
Less discounts	17,444	14,268	14,749	34,430	29,017

Net sales	10,108	8,631	8,797	22,639	17,428

Cost of sales:
Cost of vault cash	1,612	1,445	1,345	3,041	2,790
Other	3,701	4,442	4,684	7,945	9,126

Gross profit	4,795	2,744	2,768	11,653	5,512

Selling, general and administrative expense	7,742	5,301	4,324	15,379	9,625
Restructuring charges	-	963	-	-	963
Equipment write-offs	11	3	15	56	18

Operating loss	(2,958)	(3,523)	(1,571)	(3,782)	(5,094)

Interest expense and amortization of debt issuance costs	1	35	125	1	160
Loss on early extinguishment of debt	3,104	4,035	24	3,104	4,059
Other expense (income), net	(842)	138	213	(795)	351

Loss from continuing operations before income taxes	(5,221)	(7,731)	(1,933)	(6,092)	(9,664)

Benefit from income taxes	(1,937)	-	-	(2,203)	-

Loss from continuing operations	(3,284)	(7,731)	(1,933)	(3,889)	(9,664)

Discontinued operations:
Income (loss) from operations	(948)	5,500	(280)	(2,025)	5,220
Provision for income taxes	265	-	-	82	-

Income (loss) from discontinued operations	(1,213)	5,500	(280)	(2,107)	5,220

Net loss	$(4,497)	$(2,231)	$(2,213)	$(5,996)	$(4,444)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,046	17,137	17,168	16,959	17,153

Basic and diluted income (loss) per share:
Continuing operations	$(0.19)	$(0.45)	$(0.11)	$(0.23)	$(0.56)
Discontinued operations	(0.07)	0.32	(0.02)	(0.12)	0.30

Net loss	$(0.26)	$(0.13)	$(0.13)	$(0.35)	$(0.26)

Attachment 2
TRM Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	June 30,
Assets	2006	2007

Current assets:
Cash and cash equivalents	$4,784	$3,165
Restricted cash	-	4,384
Accounts receivable, net	4,328	5,177
Income taxes receivable	215	215
Inventories	674	894
Prepaid expenses and other	1,579	635
Deferred financing costs	5,270	191
Restricted cash - TRM Inventory Funding Trust	73,701	71,876
Assets held for sale	106,081	-

Total current assets	196,632	86,537

Equipment, less accumulated depreciation and amortization	11,646	7,834
Goodwill	16,748	16,748
Intangible assets, less accumulated amortization	585	601
Other assets	833	863

Total assets	$226,444	$112,583

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$5,988	$6,479
Accrued expenses	8,811	13,862
Term loans and line of credit	99,318	1,884
TRM Inventory Funding Trust note payable	71,697	69,287
Liabilities related to assets held for sale	13,437	-

Total current liabilities	199,251	91,512

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	135,595	135,876
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,692	2,733
Accumulated deficit	(114,657)	(119,101)

Total shareholders’ equity	25,693	19,571

Total liabilities and shareholders’ equity	$226,444	$112,583

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands - USD)
(unaudited)

	Three months ended
	6/30/2006	3/31/2007	6/30/2007

Net loss	$(4,497)	$(2,231)	$(2,213)
Add:
Interest expense	3,610	35	125
Loss on early extinguishment of debt	3,477	4,035	24
Benefit for income taxes	(1,672)	-	-
Depreciation and amortization	5,069	720	628
Equipment write-offs	83	3	15
Subtract:
Income from discontinued operations	-	5,500	-

EBITDA	6,070	(2,938)	(1,421)

Non-cash stock compensation expense	711	80	123

	711

Adjusted EBITDA	$6,781	$(2,858)	$(1,298)

Note:	Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility entered into in June 2006.

Management of the Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expenditures and working capital requirements. EBITDA is a commonly used measure of a business’ ability to generate cash flow without consideration of its financing structure. EBITDA is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.